Exhibit 4.2


                          AMENDMENT TO RIGHTS AGREEMENT

         This Amendment, dated as of August 15, 2001 (the "Amendment"), is to the Rights Agreement dated as of January 19, 1999 (the "Rights Agreement"), between MCB Financial Corporation, a California corporation ( "MCB"), and U.S. Stock Transfer Corporation (the "Rights Agent").

         WHEREAS, the Board of Directors of MCB has approved an Agreement and Plan of Reorganization dated as of August 15, 2001 between Business Bancorp ("BB"), a California corporation and MCB providing for the merger of MCB with and into BB and a related Merger Agreement (such agreements together, the "Merger Agreements");

         WHEREAS, the Merger Agreements contemplate that MCB, at the time such agreements are executed, shall have taken all actions necessary to prevent the Merger Agreements and the transactions contemplated therein from triggering the Rights (as defined in the Rights Agreement) outstanding under the Rights Agreement;

         WHEREAS, the Board of Directors has determined that this Amendment is in the best interests of MCB and its shareholders; and

         WHEREAS, MCB and the Rights Agent have determined that, pursuant to
Section 27 of the Rights Agreement, the Rights Agreement may be amended as set forth herein without the approval of the holders of the Rights.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, MCB and the Rights Agent hereby agree as follows:

         1. This Amendment shall become effective on the date that MCB and BB have both executed the Merger Agreements, immediately before such execution.

         2. Subsection 1(a) of the Rights Agreement is hereby amended to include the following additional sentence to immediately follow the current language therein: "Notwithstanding the foregoing, neither Business Bancorp, a California corporation, nor any of its Affiliates or Associates, shall be an `Acquiring Person.'"

         3. Section 1 of the Rights Agreement is hereby amended to include a new Subsection 1(aa) which shall read as follows: "`Section 11(a)(ii) Event' shall mean any Trigger Event as defined in Section 11(a)(ii)."

         4. Section 1 of the Rights Agreement is hereby amended to include a new Subsection 1(bb) which shall read as follows:

         "Section 13 Event" shall mean any event described in clause (i), (ii),
         (iii) or (iv) of Section 13(a) of this Agreement, other than the delivery, execution or performance or consummation of any of the transactions contemplated in the Agreement and Plan of Reorganization dated as of August 15, 2001 between Business Bancorp, a California corporation and the Company and the related Merger Agreement.

         5. Section 1 of the Rights Agreement is hereby amended to include a new Subsection 1(cc) which shall read as follows: "`Trigger Event'" shall mean any
Section 11(a)(ii) Event or any Section 13 Event."

         6. The Rights Agreement is hereby amended to include a new Subsection
(v) to Section 11(a) thereof which shall read as follows:

         (v) Notwithstanding anything in this Agreement to the contrary, the execution, delivery, performance or consummation of any of the transactions contemplated in the Agreement and Plan of Reorganization dated as of August 15, 2001 between Business Bancorp and the Company and the related Merger Agreement will not be deemed Trigger Events.

         7. Section 13 of the Rights Agreement is hereby amended to include a new Subsection 13(f) which shall read as follows:

         (f) Notwithstanding anything in this Agreement to the contrary, this
         Section 13 shall not be applicable to the execution, delivery, or the performance or consummation of any of the transactions contemplated in, the Agreement and Plan of Reorganization dated as of August 15, 2001 between Business Bancorp and the Company and the related Merger Agreement.

         8. The form of Summary of Rights to Purchase Preferred Shares attached as Exhibit C to the Rights Agreement is hereby replaced in its entirety by the form of Summary of Rights to Purchase Common Shares attached as Exhibit A hereto.

         9. As promptly as practicable following the date of this Amendment, MCB shall take all appropriate actions to cause the legend on the certificates for the Common Stock referring to the Rights Agreement to make reference to this Amendment.

         10. This Amendment shall be limited solely to the matters expressly set forth herein and shall not (a) prejudice any right or rights which MCB may now have or may in the future have under or in connection with the Agreement or any instruments or agreements referred to therein or (b) except to the extent expressed as set forth herein, modify the Agreement or any Rights, or any instruments or agreements referred to therein.

         11. Unless defined herein, all capitalized terms shall have the meanings provided in the Rights Agreement.

         12. This Amendment shall be deemed to be a contract under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         13. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures by facsimile transmission are deemed acceptable.

         14. This Amendment shall be for the sole and exclusive benefit of MCB, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, MCB's common shares). Nothing in this Amendment shall be construed to give any person other than MCB, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, MCB's common shares) any legal or equitable right, remedy or claim under this Amendment and the Merger Agreement.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereto affixed and attested, all as of the date and year first above written.

                                   MCB FINANCIAL CORPORATION


                                   By:      /s/Charles O. Hall
                                      ---------------------------------------
                                             Charles O. Hall

                                   Its: President & Chief Executive Officer
                                       --------------------------------------


                                   AMERICAN SECURITIES TRANSFER AND TRUST CO.


                                   By: /s/ William Garza
                                      ---------------------------------------
                                           William Garza

                                   Its:  Vice President
                                       --------------------------









                                       3



                                                                       EXHIBIT A


                 SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES



                  On December 17, 1998, the Board of Directors of MCB Financial Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, no par value (the "Common Shares"), of the Company. The dividend was payable on February 8, 1999 (the "Record Date") to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (the "Preferred Shares"), of the Company at a price of $37.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of January 19, 1999 (the "Rights Agreement") between the Company and U. S. Stock Transfer Corporation, as Rights Agent (the "Rights Agent").

                  Initially, the Rights will be attached to all certificates representing Common Shares then outstanding, regardless of whether any such certificate has a copy of this Summary of Rights attached thereto, and no separate Right Certificates will be distributed. The Rights will separate from the Common Shares and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 10% or more of the outstanding Common Shares (an "Acquiring Person"); provided, however, a person or group holding 10% or more of the outstanding shares as of January 19, 1999 will become a "Grandfathered Person" and such Grandfathered Person will be treated as an Acquiring Person upon public announcement or knowledge by the Company's Board of Directors that such Grandfathered Person has acquired beneficial ownership of an additional 1% of the outstanding Common Shares; or
(ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding Common Shares (unless the Company's Board of Directors has approved the offer). On August 15, 2001, the Rights Agreement was amended (the "Amendment") to allow MCB and Business Bancorp, a California corporation ("BB") to enter into and engage in the transactions described in an Agreement and Plan of Merger dated August 15, 2001 between MCB and BB pursuant to which MCB will merge with BB (the "BB Merger") and a related Stock Option Agreement by MCB and BB (such agreements collectively, the "BB Merger Agreements"). As amended, the Rights Agreement provides that BB and its Affiliates and Associates will not be Acquiring Persons as a result of the BB Merger Agreements or the transactions described in those agreements, nor will consummation of any of the transactions contemplated by the BB Merger Agreements trigger the exercisability of the Rights described herein.

                  The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record

Date, upon transfer or new issuance of Common Shares, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

                  The Rights are not exercisable until the Distribution Date. The Rights will expire on January 30, 2009 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

                  The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

                  The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or a subdivision, consolidation or combination of the Common Shares occurring, in any such case, prior to the Distribution Date.

                  Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential dividend payment of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

                  Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

                  In the event that (i) any person or group of affiliated or associated persons becomes an Acquiring Person, or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person (each a "flip-in" event), proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares (or, in the event that there are insufficient authorized Common Shares, substitute consideration such as cash, property, or other securities of the Company, such as Preferred Stock) having a market value of two times the exercise price of the Right. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold (a "flip-over event"), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

                  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding Common Shares and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

                  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depository receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

                  At any time before a person becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price"). After the redemption period has expired, the Company's rights of redemption may be reinstated if, prior to completion of certain recapitalizations, mergers or other business combinations, an Acquiring Person reduces its beneficial ownership to less than 10% of the outstanding Common Shares in a transaction or series of transactions not involving the Company. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (unless such person or group is excluded from the effect of such reduction) and (ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

                  Until a Right is exercised, the holder of a Right will not, by reason of being such a holder, have rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

                  Copies of the Rights Agreement and the Amendment have been filed with the Securities and Exchange Commission as Exhibits to a Registration Statement on Form 8-A. Copies of the Rights Agreement and the Amendment are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment which are hereby incorporated herein by reference.